EXHIBIT 99(a)


     There are various risks in purchasing our securities and investing in our business, including those described below. You should carefully consider these factors together with all other information included in this Form 10-QSB.


     Lack of Liquidity of the Company's Common Stock

     The Company's Common Stock is not listed on the Nasdaq Stock Market ("Nasdaq") or on any national or regional securities exchange, and there is no established trading market for the Company's Common Stock. The Company will continue to attempt to match stockholders who wish to sell Company Common Stock with persons who wish to buy such Common Stock. However, annual trading volume in the Company's Common Stock has averaged only approximately 92,000 shares in the last two years. Therefore, a stockholder who owns a substantial number of shares of Company Common Stock will likely be unable to sell his shares in a short period of time should he or she need or wish to do so.


     Dependence on Key Personnel and Management of Growth

     The Company's future success will depend upon the continued services of the Company's senior management. The unexpected loss of the services of any of the Company's senior management personnel could have a material adverse effect upon the Company. The Company has entered into employment agreements with certain of its senior management. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There may be no assurance that the Company will be successful in attracting and retaining such personnel. Further, the Company's ability to manage growth successfully will require the Company to continue to improve its management, financial and operational controls. Failure to do so could have a material adverse effect upon the Company's operating results and financial condition.


     Non-Profit  Bond  Servicing  Market;  Ability to  Increase  Bond  Servicing
     Revenues

     The Company's future financial performance will depend in significant part upon the size of the non-profit bond market. The market for bonds issued by non-profit organizations is subject to fluctuation due to a number of factors beyond the control of the Company. Moreover, the Company estimates that its revenues from bond servicing activities will decrease significantly in the fiscal year ending March 31, 2002 and perhaps for future periods compared to its revenues from such activities in the recently completed fiscal year as a result of a decrease in the Company's share of the market for non-profit bonds and by an anticipated decrease in new non-profit issuances originated by broker / dealers with whom the Company has a relationship. The Company's ability to continue to maintain or increase its market share will be dependent upon a number of factors, including the Company's ability to develop and maintain relationships with the broker/dealers who are primarily responsible for the sale of such non-profit bonds. See "-Dependence Upon Certain Business Relationships" below. Revenues from the Company's bond servicing activities accounted for approximately 58% of the Company's total revenues in the fiscal year ended March 31, 2001 and approximately 53% of the Company's total revenues in the nine month period ended December 31, 2001.


     Market for Personal Trust Services; Ability to Increase Personal Trust Service Revenues

     The Company intends for the foreseeable future to limit the activities of its Personal Trust segment to the metropolitan Phoenix area. Therefore, the Company's future financial performance will depend in part upon the size of the market for personal trust services in the metropolitan Phoenix area. Revenues from such activities accounted for approximately 27% of the Company's total revenues in the fiscal year ended March 31, 2001 and approximately 30% of the Company's total revenues in the nine month period ended December 31, 2001. The Company's ability to continue to increase its revenues from personal trust services will be dependent upon a number of factors, including the Company's ability to develop and maintain relationships with professionals (such as attorneys and accountants) who serve as a referral source for these services and the Company's continuing ability to service personal trust accounts. Additionally, at March 31, 2001, 10% of the Company's Personal Trust account assets were held in trust for members of one family, and such accounts accounted for 8% of the Company's Personal Trust revenues in the fiscal year ended March 31, 2001. Loss of such revenues could have a material adverse effect on the Personal Trust segment and/or the Company's results of operations.


     Dependence Upon Certain Business Relationships

     The Company depends to a significant extent on its relationships with broker/dealers who are involved in the sale of bonds for non-profit organizations to refer business to the Company for bond servicing duties associated with such offerings. As of March 31, 2001, all bond programs for which the Company had served as trustee and paying agent had been originated by twenty broker/dealers, and four of those broker/dealers had originated bonds representing approximately 77% of the aggregate principal amount of all bonds issued for which the Company served as trustee and paying agent. The loss of or damage to any one of these relationships, or the failure or inability of any one of these broker/dealers to initiate a similar number of non-profit bond offerings in the future, could have a material adverse impact on the Company and its operations. The Company also depends, to a great extent, upon its relationships with trust professionals (such as attorneys and accountants) in the metropolitan Phoenix area to refer opportunities to the Company to provide personal trust services. The loss of or damage to existing relationships, or the Company's inability to continue to develop additional relationships with trust professionals, could have a material adverse impact on the Company and its operations.


     Competition

     The principal business segments in which the Company is involved are highly competitive. The Company currently competes with a number of other trust companies to serve as trustee and paying agent for non-profit bond financings, including Reliance Trust Company, Herring National Bank, American Church Trust Company, and Trust Management, Inc. The Company also competes with large banks and other financial institutions for these services. Other companies that do not currently provide these services may enter this business. The Company also competes with large banks and other financial institutions, including other trust companies, located in the metropolitan Phoenix area for the business of providing personal trust services. Other companies that do not currently provide these services may enter this business.


     Regulation, Licensing and Supervision; Net Capital Requirements

     The Company's operations are subject to ongoing regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations, including but not limited to regulation by the Arizona Banking Department.

     Under applicable rules and regulations of the Arizona Banking Department, the Company files periodic reports with the Department and is subject to periodic examinations by the Department. Additionally, under Arizona law, the Company is required to maintain net capital of at least $500,000; the Company's net capital was approximately $2.7 million at December 31, 2001. Arizona law also requires that $500,000 of the Company's net capital must meet the Department's liquidity requirements. At December 31, 2001, $517,776 of the Company's net capital met the Department's liquidity requirements.

     Under legislation which became effective on August 9, 2001 and to which the Company will become subject on December 31, 2002, the Company may in certain circumstances be required to maintain additional capital in excess of the capital requirements described immediately above. Specifically, the Company will be required to have additional capital of $250,000 for every $750 million of "non-discretionary assets" and additional capital of $250,000 for every $250 million of "discretionary assets." The term "non-discretionary assets" is defined as "..those assets in which the trust company must obtain from the customer, broker or investment advisor specific direction and instructions regarding both investment strategies and investment executions." The term "discretionary assets" is defined as "..those assets in which the trust company has the unilateral authority to determine investment strategies and execute investment transactions without seeking the concurrence, approval or authority from the customer or any other external party." Additionally, this legislation requires that any trust company whose most recent composite rating from the Arizona Banking Superintendent was "four" as defined in the revised uniform interagency trust rating system must maintain an additional $250,000 in capital, and that any trust company whose most recent composite rating from the Arizona Banking Superintendent was "five" as defined in the above rating system must maintain an additional $500,000 in capital. One-half of any additional capital required by such legislation must be "liquid capital."

     The Company believes that approximately $310 million of the funds which it held in the ordinary course of business at March 31, 2001 would be classified as "non-discretionary" assets and approximately $102 million of the funds which it held in the ordinary course of business at March 31, 2001 would be described as "discretionary" assets. The Company also does not believe that its discretionary or its non-discretionary assets will grow in the foreseeable future to the levels which will require additional capital. However, there may be no assurance that the Arizona Banking Department will agree with the Company's classification of its assets as non-discretionary or discretionary, and to date no regulations or interpretations concerning these provisions have been issued by the Arizona Banking Department. Additionally, although the Company does not believe that it is likely to receive a "four" or "five" composite rating from the Arizona Banking Superintendent in the foreseeable future, there may be no assurance in this regard.

     In the event the Company is required to have additional capital, including additional liquid capital, the Company believes that this requirement can be satisfied from funds available under its master note with Church Loans and Investments Trust, and/or borrowings from other financial institutions, secured by the Company's real estate property.

     Arizona law also requires the Company to maintain a fidelity bond against dishonesty, fraud, theft, embezzlement and other similar insurable losses. Under legislation which became effective on August 9, 2001, this fidelity bond must be in the minimum amount of $2.1 million. Arizona law also requires the Company to maintain errors and omissions insurance of at least $500,000. The fidelity bond and the errors and omissions insurance must also be adequate in relation to the Company's potential exposure. The Company believes that it has been in compliance with these requirements to date and will continue to be in compliance with these requirements in the future, including the fidelity bond requirements imposed by the new legislation.

     The Arizona Banking Department retains broad discretion to suspend or revoke the certificate of any trust company subject to its jurisdiction (including the Company) upon the occurrence of certain events, including
     (i) the trust  company's  violation of any  applicable  law, rule or order,
     (ii) the trust company's failure to conduct business in a safe, sound and lawful manner, or (iii) upon the occurrence of any other event set forth in Arizona Revised Statutes Section 6-864. The Company is also required to comply with federal rules and regulations in connection with the Company's service as trustee for IRA Accounts.

     Failure to comply with applicable law could have a material adverse effect on the Company's results of operations and financial condition and could, in certain instances, affect the Company's certificate issued by the Arizona Banking Department. Failure to maintain such a certificate would require the Company to attempt to move its operations to another state, to discontinue its operations, or to attempt to merge or effect another business combination.


     Performance of Contractual Duties

     In the performance of its duties as trustee and paying agent on bond offerings of non-profit and other organizations, the Company is required to perform certain duties under the trust indenture for such offering and/or the federal Trust Indenture Act (15 U.S.C. ss. 77aaa et seq.) or the applicable state version of such Act (if any). In the Company's capacity as trustee, such duties include: receiving proceeds from the sale of the bonds; distributing such proceeds according to the purposes of the bond offering; investing such proceeds pending distribution; receiving periodic sinking fund payments by the bond issuer; procuring a security interest in collateral from the bond issuer to secure the issuer's bonds; perfecting such security interest; and, in the event of default by a bond issuer, taking possession of and/or selling the collateral. In the Company's capacity as paying agent, such duties include distributing sinking fund payments to bondholders. Failure to perform such duties in the manner required by the trust indenture or applicable law could cause the Company to incur material liabilities, which in turn could have a material adverse effect on the Company's results of operations and financial condition.


     Bankruptcy of Stevens Financial Group

     The Company is serving as indenture trustee under seven Trust Indentures issued by Stevens Financial Group, a financial services firm headquartered in Springfield, Missouri ("Stevens"). The Trust Indentures secure obligations of Stevens under certain debt instruments designated as Time Certificates and Fixed Rate Investments.

     Stevens has defaulted on all of its outstanding Time Certificates and Fixed Rate Investments, and on March 19, 2001 Stevens filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (Case No. 01-03105-ECF-RTB) (the "Stevens Bankruptcy Proceeding"). On February 1, 2002, a Complaint (Adv. No. 01-1319) was filed against the Company and other third parties in the Stevens Bankruptcy Proceeding by the Trustee for the Estate of Stevens. A copy of the Complaint is attached hereto as Exhibit 99(b). In its Complaint, the Trustee alleged that Colonial failed to perform its duties as Trustee under the Stevens Trust Indentures by allegedly failing to (a) establish and maintain separate trusts under each Indenture, (b) take appropriate action upon the occurrence of defaults under the Indentures, and (c) prepare and deliver appropriate reports to the Stevens investors. In the Complaint, the Trustee also alleged that Colonial breached its fiduciary duties to the Stevens investors by allegedly failing to (i) apply the collateral standards set forth in the Indentures, (ii) establish and maintain separate trusts, (iii) obtain and perfect security interests in the collateral described in the Indentures, (iv) declare defaults under the Indentures because of the lack of adequate collateral, (v) prohibit unauthorized transfers of the collateral in violation of the Indentures,
     (vi) advise the investors of Stevens' defaults under the Time Certificates and Indentures, and (vii) properly report to investors. The Complaint seeks a judgment against Colonial in the amount of $40 million for its alleged failure to perform its contractual duties under the Trust Indentures and a judgment in an amount equal to the amount invested in Time Certificates and Fixed Rate Investments for Colonial's alleged breach of fiduciary duties; the Trustee alleges in the Complaint that a total of approximately $92.6 million in Time Certificates and Fixed Rate Investments were purchased in the aggregate by the Stevens investors. To date, the Company has not filed an Answer or other responsive pleading in the above matter.

     Colonial has submitted a claim to its E&O insurance carrier based on the demand letters which preceded the above Complaint. The Company has also provided the above Complaint to its E&O carrier. The Company's E&O carrier has not notified the Company whether it will assume coverage for the above claim, and the Company is presently unable to determine whether it will incur any liability in excess of its E&O coverage as a result of such claim. However, the Company has incurred costs of approximately $285,000 through December 31, 2001 in connection with the Stevens Bankruptcy Proceeding, which costs have been recorded as a general and administrative expense. The Company will incur additional costs in the future related to the Stevens Bankruptcy Proceeding and the above Complaint. Although the Company has submitted its defense costs incurred in connection with the above Complaint and the claim which preceded it to its E&O carrier for reimbursement (and will submit future defense costs to its E&O carrier for payment or reimbursement), there may be no assurance that the Company's E&O carrier will pay or reimburse the Company for any portion of such costs. In such event, the portion of the costs which are not paid or reimbursed by the E&O carrier will be recorded as general and administrative expenses in the quarter in which they are incurred.

     The Company also intends to attempt to recover a portion of the costs it has incurred as an administrative expense in the Stevens Bankruptcy Proceeding. There may be no assurance that any portion of such costs will be recoverable in the Stevens Bankruptcy Proceeding.

     The successful denial by the Company's E&O carrier of coverage for the claims asserted in the above Complaint, or the recovery of amounts in excess of the policy limits of the Company's E&O Policy, could have a material and adverse effect on the Company's financial condition and results of operations, could result in revocation of the Company's certificate by the Arizona Banking Department, and could result in the Company being forced to file a petition under the federal bankruptcy laws, to attempt to enter into a sale or other business combination, or to discontinue its business operations. Additionally, the Company's failure to recover the costs it incurs in the Stevens Bankruptcy Proceeding or to have its E&O carrier pay or reimburse the Company for the defense costs described above could also have a material and adverse effect on the Company's financial condition and results of operations.


     Change in Securities Laws Affecting Non-Profit Bond Finance Market

     Most bond offerings for which the Company serves as trustee and/or paying agent are made in reliance upon an exemption from registration provided by
     Section 3(a)(4) of the Securities Act of 1933, as amended, and similar exemptions from registration provided for under applicable state securities laws. In the event such federal and/or state exemptions become unavailable for any reason, the Company believes that the market for non-profit bond financings would be materially and adversely affected due primarily to the increased costs associated with registration of such bonds under federal and/or state laws. The foregoing would have a material adverse impact on the Company's fees generated from bond servicing activities and, thus, the Company's results of operations.


     Common Stock Dividends

     The Company has never paid dividends on its Common Stock. The Company intends for the foreseeable future to retain any earnings to support the growth of the Company's business. The Company therefore does not contemplate paying cash dividends on its Common Stock in the foreseeable future.